                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"



                         MANUFACTURING SUPPLY AGREEMENT

[*] = CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

1.   Manufacture, Delivery and Acceptance of Instrument Units...............   1
     1.1   Manufacture of Instrument Units..................................   1
     1.2   Specifications, DMR and Changes..................................   1
     1.3   Forecast and Order Schedule......................................   2
     1.4   "*"..............................................................   3
     1.5   Shipment and Risk of Loss........................................   3
     1.6   "*"..............................................................   3
     1.7   Inspection and Acceptance........................................   3

2.   Continuing Obligations of SeaMED.......................................   4
     2.1   Engineering Support..............................................   4
     2.2   Maintenance of Adequate Facilities and Manufacturing Practices...   5
     2.3   No Subcontracting................................................   5
     2.4   Inventory and Insurance..........................................   5
     2.5   Aastrom's Equipment..............................................   5
     2.6   Financial Condition..............................................   5

3.   Manufacturing Process, Registration and Compliance.....................   6
     3.1   Manufacturing Process............................................   6
     3.2   Registration and Compliance......................................   6

4.   Price and Payment Terms................................................   6
     4.1   Price............................................................   6
     4.2   Price Adjustments................................................   6
     4.3   Payment Terms....................................................   7

5.   Warranties.............................................................   7
     5.1   Manufacturer's Warranty..........................................   7
     5.2   Limitation on Liability..........................................   7
     5.3   Aastrom's Warranty...............................................   8
     5.4   Disclaimer of Warranties.........................................   8

6.   Records; Inspection and FDA Reports....................................   8
     6.1   Records Inspection...............................................   8
     6.2   FDA Inspection Reports...........................................   8

7.   Indemnification........................................................   9
     7.1   By SeaMED........................................................   9
     7.2   By Aastrom.......................................................   9
     7.3   Patent Infringement..............................................   9
     7.4   Control of Action................................................   9
     7.5   Insurance........................................................   9

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


8.    "*"  .................................................................  10
      8.1   Continuing Prohibition..........................................  10
      8.2   "*".............................................................  10
      8.3   No Use of Aastrom's Proprietary Information.....................  10

9.   Proprietary Information................................................  10
      9.1   Aastrom's Property; Use of Property by SeaMED...................  10
      9.2   Inventions......................................................  11
      9.3   Nondisclosure...................................................  11
      9.4   Confidentiality.................................................  11

10.  Term...................................................................  11

11.  Default and Termination...............................................   11
     11.1   Breach.........................................................   11
     11.2   Remedy.........................................................   12
     11.3   Obligations Upon Termination...................................   12

12.  Miscellaneous.........................................................   13
     12.1   Independent Contractors........................................   13
     12.2   Causes Beyond Control..........................................   13
     12.3   Successors and Assigns.........................................   13
     12.4   Applicable Law.................................................   13
     12.5   Severability...................................................   13
     12.6   Entire Agreement; Modification and Waiver......................   13
     12.7   Counterparts...................................................   13
     12.8   Dispute Resolution.............................................   13
     12.9   Notices........................................................   14

EXHIBIT A      General Description of the System and the Instrument

EXHIBIT B      Specifications for the Instruments

EXHIBIT C      Document Change Control Agreement

EXHIBIT D      Pricing

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

                             INDEX OF DEFINED TERMS

                                                                           Section
                                                                           -------
AAA........................................................................   12.8

Agreement..................................................................  Intro

CPS.........................................................  Recital A, Exhibit A

Development Agreement..................................................  Recital A

DMR........................................................................  1.2(b)

FDA..................................................................  2.1(d),.5.1

Firm Order Period............................................................. 1.3

Instrument.............................................................  Recital A

SeaMED.....................................................................  Intro

Specifications.............................................................  1.2(a)

System.................................................................  Recital A

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

                         MANUFACTURING SUPPLY AGREEMENT

     This Manufacturing Supply Agreement (the "Agreement") is entered into as of April 14, 1998, by and between Aastrom Biosciences, Inc., a Michigan corporation ("Aastrom"), and SeaMED Corporation, a Washington corporation ("SeaMED").

     A. Aastrom and SeaMED previously entered into a Collaborative Product Development Agreement dated May 10, 1994 (the "Development Agreement"), pursuant to which SeaMED agreed to collaborate with Aastrom to complete the necessary design work for, and produce pre production units of, an instrument or instruments (the "Instrument") for a proprietary Aastrom Cell Production System
(CPS) which is used for cell growth (the "System").  Attached hereto as Exhibit
                                                                        -------
A is a general description of the System, including the Instrument.
-

     B. Pursuant to the terms of Section 6 of the Development Agreement, the parties agreed to enter into a manufacturing agreement for SeaMED to manufacture commercial units of the Instrument.

     C. In accordance with Section 6 of the Development Agreement, the parties are entering into this Agreement to set forth the terms and conditions pursuant to which SeaMED will manufacture commercial units of the Instrument for Aastrom.

     D. The terms and conditions of the Development Agreement shall remain in effect until such time as Aastrom issues to SeaMED a purchase order for the production version of the Instruments as set forth in the Specifications and such order has been accepted by SeaMED, with such acceptance not being unreasonably withheld.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1.        Manufacture, Delivery and Acceptance of Instrument Units.
               --------------------------------------------------------

          1.1  Manufacture of Instrument Units.  SeaMED shall manufacture and
               -------------------------------
sell to Aastrom so many of the Instrument units as Aastrom may order, with each Instrument unit being manufactured in accordance with (i) the then-current specifications as set forth in this Agreement; (ii) then current applicable Good Manufacturing Practices (as described in Title 21 of the U.S. Code of Federal Regulations, Part 820); and (iii) any other applicable standards (UL, CSA, IEC and TUV) for manufacturing of the Instrument. SeaMED shall maintain its manufacturing facility, equipment and procedures so as to obtain and comply with EN 46001 certification in accordance with the EC Medical Directives, and shall apply the EC mark to Instrument units intended for the European market.

          1.2  Specifications, DMR and Changes.
               --------------------------------


               (a)  Specifications.  SeaMED shall manufacture the Instruments in
                    --------------
                    accordance with the specifications attached hereto as Exhibit B
                    ---------

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


          ("Specifications") and no part of SeaMED's responsibility may be subcontracted without the prior written consent of Aastrom.

       (b)  Establish DMR. SeaMED shall prepare a Device Master Record ("DMR")
            -------------
            covering the manufacture of the Instruments from the Specifications, other requirements and technical information to be provided by Aastrom, and manufacturing quality processes and procedures established by SeaMED in accordance with SeaMED's Device Master Record Procedure. "*"

       (c)  Specification and DMR Changes. Notwithstanding any provision of this
            -----------------------------
            Agreement to the contrary, SeaMED shall not have the right to change the Specifications or DMR except as in accordance with the procedure set forth in Exhibit C. If a Party desires a change to Specifications or any part of the DMR, it shall submit a proposed change in accordance with the procedure set forth in Exhibit C, setting forth a detailed description and drawings thereof. The Parties shall work in good faith as expeditiously as is reasonable to reach a determination whether a change to Specifications will be made and, if so, when such change will be implemented and the effect that such change will have, if any, on quantities, quality criteria, price and delivery dates.

   1.3  Forecast and Order Schedule.  Every month during the term of this
        ---------------------------
Agreement, Aastrom shall provide SeaMED with a rolling forecast of the anticipated quantity of Instrument units Aastrom intends to purchase each month from SeaMED for the following twelve-month period. The quantities given for the first six months of each twelve-month rolling forecast shall be firm orders (the "Firm Order Period") and Aastrom shall issue its purchase order therefor. Quantities beyond the foregoing Firm Order Period are for planning purposes only. SeaMED shall fulfill all orders submitted by Aastrom, and SeaMED shall have no right to unreasonably limit the number Instruments being added to the Firm Order Period by Aastrom. For example, the forecasted quantity of Instrument units that Aastrom intends to purchase from SeaMED during the period from January through December would contain a Firm Order Period that includes the quantities to be delivered from January through June. In February of that year, Aastrom would finalize the quantity of units to be delivered by SeaMED in July which would become part of the Firm Order Period and SeaMED would have no right to unreasonably limit the quantity of Instrument units being added to the Firm Order Period for Delivery in July. Such update to the forecast will be performed on a monthly basis. Further, SeaMED shall use its best reasonable efforts to accommodate Aastrom requested changes to the forecasted volumes and delivery dates during the Firm Order Period, with such requested changes to be received from Aastrom in writing. In the event that SeaMED determines that economies can be achieved by purchasing materials to meet Aastrom's forecasts beyond those set forth in Aastrom's purchase order, SeaMED may purchase such materials only upon the written approval of Aastrom. SeaMED shall have no obligation to purchase materials without a purchase order from Aastrom except as necessary to meet Aastrom's firm purchase orders or other written authorization

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


received from Aastrom to procure materials. Aastrom shall pay SeaMED for all materials and direct costs expended by SeaMED to fill Aastrom's firm purchase orders for Instruments in the event that they are not used to fulfill such purchase orders or other written authorization to procure materials.

          1.4  "*"

          1.5  Shipment and Risk of Loss.  SeaMED shall deliver the Instrument
               -------------------------
units FOB SeaMED's manufacturing facility, for shipment to Aastrom's premises in Ann Arbor, Michigan, or to such other address as specified by Aastrom. Title and risk of loss shall pass to Aastrom upon SeaMED's delivery of the Instrument units to a licensed carrier approved by Aastrom for shipment to Aastrom. At the request of Aastrom, SeaMED shall obtain insurance, acceptable to Aastrom, for each instrument shipment with the cost of such insurance to be paid by SeaMED and invoiced to Aastrom.

          1.6  "*"

          1.7  Inspection and Acceptance.  Promptly after Aastrom receives a
               -------------------------
shipment of the Instruments "*", Aastrom, or its designee, shall inspect the Instruments to verify that they have been manufactured in accordance with the required Specifications. Delivery of each Instrument unit shall be deemed accepted by Aastrom unless SeaMED is notified in writing of Aastrom's rejection of such delivery within thirty (30) days after the delivery date of the Instrument "*", due to a failure thereof to comply with the Specifications, including the acceptance test criteria. In the event that SeaMED receives such notice, SeaMED shall take all necessary actions to remedy and correct any non-conforming Instrument units. "*" If an Instrument is found later to be non-conforming to the required Specifications, the fact that Aastrom did not discover the non-conformance earlier shall not impair Aastrom's warranty rights under Section 5.1 below.

     2.        Continuing Obligations of SeaMED.
               --------------------------------

          2.1  Engineering Support.  During the term of this Agreement, SeaMED
               --------------------
shall collaborate with Aastrom and any other design contractors designated by Aastrom with regard to engineering support necessary to support the manufacture of the Instruments. Without limiting the foregoing, SeaMED shall:

               (a) Assist Aastrom with respect to planning for any manufacturing issues that arise in connection with Instrument, including issues relating to manufacturing process development and validation, component sourcing, and maintenance of DMR documentation requirements;

               (b) Assist Aastrom to establish a reliability goal for the Instrument, calculate the reliability of the Instrument units at certain established review points during the design and development of the Instrument, and perform demonstration tests on pilot production units produced by SeaMED;

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

          (c) Maintain working drawings for manufacturing and testing the Instrument units, including without limitation, (i) specifications for component parts to be acquired from specified vendors, (ii) drawings and specifications for component parts, (iii) test and acceptance procedures and criteria, (iv) subassembly specifications, drawings and requirements, (v) costed bill of materials, and (vi) revised Specifications, including product specific manufacturing procedures, DMR, routing and processes which revised Specifications shall be subject to the prior written approval of Aastrom in accordance with Exhibit C;

          (d) To the extent required for submittal to the U.S. Food and Drug Administration ("FDA") (or comparable foreign agencies) for Aastrom's IDE and/or PMA (or comparable foreign approvals), prepare a detailed description of SeaMED's manufacturing methods, processes, procedures and facility applicable to Aastrom's Instrument; and

          (e) Collaborate with Aastrom on any engineering projects that Aastrom may request. Aastrom shall deliver to SeaMED a written request for such engineering work and SeaMED shall deliver to Aastrom a proposal which, if acceptable to Aastrom, will be authorized by Aastrom prior to the initiation of work by SeaMED. "*"

     2.2  Maintenance of Adequate Facilities and Manufacturing Practices
          --------------------------------------------------------------
SeaMED shall assemble all of the Instrument units in an environment where current good manufacturing practices are followed. Inasmuch as SeaMED's U.S., European Economic Community and other foreign body facility registration and inspection records are extremely important to Aastrom's ability to obtain prompt regulatory approval for Aastrom's System, SeaMED hereby agrees to use its best efforts to maintain in good standing all appropriate regulatory facility registrations and inspection records stated in Section 3.2 and Section 6.

     2.3  No Subcontracting.  No part of SeaMED's obligations under this
          -----------------
Agreement shall be subcontracted by SeaMED without the prior written approval of Aastrom.

     2.4  Inventory and Insurance.  All inventory of components and
          -----------------------
materials purchased by SeaMED to make Instrument units shall be owned by SeaMED and shall be insured against risk of loss by SeaMED. Any components and materials purchased by Aastrom and delivered to SeaMED for SeaMED to use to make Instrument units shall be covered by SeaMED's insurance policy for risk of loss while said items remain in SeaMED's facility, with Aastrom being the loss payee therefor.

     2.5  Aastrom's Equipment   SeaMED shall install, maintain and account
          -------------------
for all tools, fixtures, molds, dies or other equipment provided or paid for by Aastrom for manufacture of the Instrument at SeaMED's facility and at any of SeaMED's permitted subcontractor facilities. SeaMED hereby acknowledges that Aastrom's equipment is the sole and exclusive property of Aastrom and shall
identify and tag such items as Aastrom's equipment.   SeaMED shall ensure that
such tags are properly placed and maintained on all of Aastrom's equipment and hereby covenants that, during the term of this Agreement:

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

          (i) SeaMED, and any permitted subcontractor of SeaMED using Aastrom's equipment, shall utilize Aastrom's equipment solely for manufacturing Aastrom's requirements of the Instrument as provided hereunder,

          (ii) SeaMED shall not encumber any of Aastrom's equipment, nor shall SeaMED permit Aastrom's equipment to become encumbered as a result of any act or omission of SeaMED or a subcontractor of SeaMED.

          Within twenty (20) business days following termination or expiration of this Agreement and at Aastrom's request, SeaMED agrees to properly pack and return to Aastrom or it designee, or cause to be properly packed and returned to Aastrom or its designee, F.O.B., point of shipment, all of Aastrom's equipment, the same to be shipped to such facility as Aastrom directs at Aastrom's expense.

          2.6  Financial Condition. Each party shall give written notification
               -------------------
to the other party of any material adverse financial condition affecting the party, including without limitation: (i) the filing of a significant lawsuit against the party, (ii) the lack of cash funds available to pay all obligations of the party as they become due, (iii) the lack of resources available to enable the party to fully and promptly perform its obligations under this Agreement on schedule, or (iv) any other condition which may jeopardize or impair the full and prompt performance by the party of its obligations under this Agreement. Said notification shall be given within five (5) days after the occurrence or realization of said adverse condition.

     3.        Manufacturing Process, Registration and Compliance.
               --------------------------------------------------

          3.1  Manufacturing Process.  SeaMED shall furnish to Aastrom copies of
               ----------------------
the documentation which fully describes in detail the manufacturing and testing processes, methods and techniques used to manufacture and test the Instrument, including without limitation, all necessary Instrument information, documentation, drawings, equipment lists, material lists, traceable recordings, tooling, suppliers, Specifications and description of manufacturing methods, facilities and processes (including DMR) required by U.S. or foreign regulatory agencies, to enable the continued manufacture of the Instrument. SeaMED shall provide copies of such information in printed and/or electronic form as Aastrom may request and at Aastrom's reasonable expense. As changes or improvements are contemplated in said manufacturing, the documentation describing the changes and improvements will be furnished to Aastrom for approval prior to implementation. SeaMED acknowledges that the System is a PMA device and that changes to the manufacturing and testing process will likely require submission to FDA and FDA approval prior to implementation. SeaMED acknowledges that similar regulatory review and approval will be required for non-U.S. sale of Instruments. "*"

          3.2  Registration and Compliance.  SeaMED hereby represents to Aastrom
               ---------------------------
that it is registered with the FDA as a contract medical device manufacturer in accordance with the Federal Food, Drug and Cosmetic Act 21 CFR Part 807, as amended. SeaMED also hereby represents that it has achieved EN46001 certification by TUV as notified body and that during

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

the term of this Agreement, shall maintain and document a quality system as may be required as a condition of maintaining such registration and certification.

     4.        Price and Payment Terms.
               -----------------------

          4.1  Price.  Subject to Section 4.2, Aastrom shall compensate SeaMED
               -----
for SeaMED's manufacture and supply of Instrument units as further described on Exhibit D attached hereto. The prices set forth on Exhibit D shall include all
---------                                           ---------
packaging, packing and taxes, except sales taxes imposed upon the sale or transfer of the Instrument. The cost of freight and insurance incurred by SeaMED on Aastrom's account, if any, shall be invoiced to Aastrom. Aastrom shall have no liability for such taxes if it has complied with resale tax certificate requirements. Furthermore, if Aastrom is liable to pay these taxes, they shall be specifically listed on SeaMED's invoice.

          4.2  Price Adjustments.  "*", either SeaMED or Aastrom may request a
               -----------------
change in the purchase price based upon the pricing formula set forth in Exhibit
                                                                         -------
D, to accommodate increased or decreased costs of manufacture, or an increase or
-
decrease in the number of Instrument units ordered by Aastrom. Such request and change shall be based upon demonstrated increased or decreased costs of components or labor for the units manufactured and to be manufactured or increase or decrease in volume of units ordered by Aastrom. If any costs of components or labor decrease during the term of this Agreement, or if the number of units manufactured is materially greater than the estimated number used for establishing the previous price, then SeaMED shall reduce the purchase price to reflect such changes. Similarly, if the costs of components or labor increase, or the number of units manufactured is materially less than the estimated number used for establishing the previous price, then SeaMED and Aastrom shall increase the price to reflect such changes. "*"

          4.3  Payment Terms.  Aastrom shall pay SeaMED the invoiced price in
               -------------
U.S. dollars for each shipment of Instrument units accepted by Aastrom within thirty (30) days after the later of (i) the date the invoice for such shipment is received by Aastrom, or (ii) the date the shipment of Instruments is delivered by SeaMED to Aastrom or Aastrom's designee. Unless otherwise specified or required by law, all prices will be quoted and billed exclusive of federal, state, or local excise, sales, or other similar taxes. Although the parties do not expect any such taxes, if any such taxes are payable, they will appear as an additional item on the invoices.

     5.        Warranties.
               ----------

          5.1  Manufacturer's Warranty. "*"  During the Warranty Period, SeaMED
               -----------------------
warrants that each Instrument unit (i) shall be manufactured in full compliance with the Specifications, (ii) shall be free from defects in material and workmanship, and (iii) shall be free from defects in design as to those specific elements for which SeaMED was primarily responsible for the design, as specified in the Project Plan, as amended, as such term is defined in the Development Agreement. As to the elements of the Instrument for which SeaMED was not primarily responsible for the design, SeaMED makes no warranty as to design. SeaMED further warrants that the manufacture, assembly and delivery of the Instrument hereunder shall be in compliance with (a) all applicable federal, state and local laws, rules, regulations and executive

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

orders, including without limitation, all of the employee compensation, health and safety and environmental laws applicable to SeaMED's facility, and all U.S. customs laws and regulations, and applicable regulations of the FDA and the European Community and Japanese equivalent of the FDA; and (b) performed in a professional, workmanlike manner in accordance with prevailing industry standards. SeaMED understands that Aastrom may sell the Instrument to hospital customers or other users. SeaMED agrees that the foregoing warranties are for the benefit of Aastrom and any ultimate end-user of the Instrument.

          5.2  Limitation on Liability.  "*"
               -----------------------

          5.3  Aastrom's Warranty.  Aastrom warrants that all elements of the
               ------------------
Instrument units for which SeaMED was not primarily responsible for the design shall be free from defects in design.

          5.4  Disclaimer of Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH IN
               ------------------------
THIS SECTION, THE PARTIES DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     6.        Records; Inspection and FDA Reports.
               -----------------------------------

          6.1  Records Inspection.  SeaMED shall keep full and complete records
               ------------------
with respect to its manufacture of the Instrument, including a Device History Record which will document that each Instrument has been manufactured in accordance with the DMR and Specifications, and all records of costs and
purchase price adjustments.   All such manufacturing records shall be owned by
Aastrom. At Aastrom's request, SeaMED shall allow Aastrom or its designee to inspect and audit such records. Additionally, at Aastrom's request, SeaMED shall allow Aastrom to inspect the facility where the Instrument units are manufactured, and to inspect any work in progress on the Instruments, for quality control purposes. Further, at Aastrom's request, SeaMED shall make available to Aastrom or its designee all information as Aastrom may reasonably request relating to the purchase of components and to the manufacture, assembly and shipment of the Instrument, and to the performance by SeaMED of its obligations hereunder.

          6.2  FDA Inspection Reports    SeaMED shall provide Aastrom with
               ----------------------
copies of any FDA Form 483 observations, follow-up warning letters and/or close-out reports for those portions of FDA CGMP / QSR compliance inspection reports relating specifically to the Instrument or the System's regulatory submission for any facility where the Instrument is manufactured and will work closely with Aastrom when responding to Form 483 observations that impact the Instrument or System. "*" SeaMED shall immediately report to Aastrom in writing any adverse events, circumstances, or potential problems relating to SeaMED's registrations and inspections that could adversely effect the Instrument or the System approval. SeaMED shall furnish to Aastrom a copy of the facility registrations and inspection reports specifically related to the System applicable as of the date of this Agreement and throughout the term of this Agreement. SeaMED shall allow Aastrom and its agent to review and inspect SeaMED's facilities, and regulatory compliance files, and correspondence to and from the FDA

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

regarding inspections, registrations, and audits that pertain directly to the Instruments or any regulatory submission with regard to the System.

     7.        Indemnification.
               ---------------

          7.1  By SeaMED.  SeaMED shall indemnify, defend and hold harmless
               ---------
Aastrom and its officers, directors, employees and agents for any loss, claim, cost or damage arising out of any claim or action for bodily injury based on the use of any Instrument unit to the extent that such loss, claim, cost or damage results, directly or indirectly, (i) from a breach by SeaMED of its warranties as set forth in this Agreement, or (ii) from any negligent, willful or intentional acts by SeaMED.

          7.2  By Aastrom. Aastrom shall indemnify, defend and hold harmless
               ----------
SeaMED and its officers, directors, employees and agents for any loss, claim, cost or damage arising out of any claim or action for bodily injury based on the use of any Instrument unit to the extent such loss, claim, cost or damage does not result from SeaMED's acts described in Section 7.1 above, but rather results, directly or indirectly, (i) from the negligent, willful or intentional acts of Aastrom or its agents (other than SeaMED), (ii) from a breach by Aastrom of its warranties with respect to the Instrument unit, or (iii) from any product liability claim related to, or arising out of, the Instrument units, other than those claims described in Section 7.1 above.

          7.3  Patent Infringement.  Aastrom shall indemnify and hold SeaMED
               -------------------
harmless from any loss, damage, or cost (including reasonable attorneys' fees and expenses) arising from any claim that the Instrument or its operation infringes a United States patent, trademark, copyright, or other proprietary right, including trade secrets. SeaMED shall indemnify and hold Aastrom harmless from any loss, damage, or cost (including reasonable attorneys' fees and expenses) arising from any claim that SeaMED's manufacturing processes or methods infringes a United States patent or other proprietary right, including trade secrets.

          7.4  Control of Action.  "*"
               -----------------

          7.5  Insurance.  SeaMED agrees to provide and maintain, at its sole
               ---------
expense, comprehensive general liability insurance, including product liability insurance, covering worldwide sales of, and bodily injury and property damage claims of third parties for accidents or injuries arising out of the use of, the Instrument units manufactured by SeaMED. Said insurance shall have a combined single limit of $5 million per occurrence, as a total limit of liability for any one occurrence with respect to bodily injury and property damage, with a deductible of no higher than $25,000, and with no aggregate annual limit.
Within ten (10) days after the Effective Date, SeaMED will furnish to Aastrom certificates of insurance evidencing that such insurance is in effect. "*"

     8.        "*".
               ---

          8.1  Continuing Prohibition.  At all times both during and after the
               ----------------------
term of this Agreement, SeaMED shall not make or sell, or enable others to make or sell, the Instrument, excepting only for making and selling the Instrument for Aastrom. Similarly, at all times

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

SeaMED shall not use, or enable others to use, any of Aastrom's proprietary information as further described in Section 9 below.

          8.2  "*"

          8.3  No Use of Aastrom's Proprietary Information.  "*", SeaMED shall
               -------------------------------------------
not thereafter render any services or make or sell any product for any other party which services or products use or arise out of technology developed or owned by Aastrom or developed by SeaMED on behalf of Aastrom. Such methods or systems shall include, without limitation, those presently in the course of development by Aastrom and those which shall be developed by SeaMED and/or Aastrom and/or the other design contractors in furtherance of this Agreement. SeaMED acknowledges and agrees that Aastrom has a legitimate business purpose in precluding SeaMED from divulging or otherwise using any and all information derived by SeaMED in the course of performing this Agreement, and that Aastrom intends to use the Instrument and related methods and systems for its own business purpose and competitive advantage in the marketplace.

     9.        Proprietary Information.
               -----------------------

          9.1  Aastrom's Property; Use of Property by SeaMED.  SeaMED recognizes
               ---------------------------------------------
the proprietary interest of Aastrom in the techniques, designs, specifications, drawings and other technical data now existing or developed during the term of this Agreement relating to the System. SeaMED acknowledges and agrees that such techniques, designs, specifications, drawings and technical data relating to the System, whether developed by SeaMED alone, in conjunction with others, or otherwise, shall be and is the property of Aastrom. SeaMED shall cooperate fully in communicating to Aastrom or its agents the property described above. SeaMED hereby waives any and all right, title and interest in and to such proprietary information. SeaMED shall have the right to use any technology, information, samples, documents and other proprietary information of Aastrom provided in connection with the manufacturing activities described herein solely and exclusively for the purpose of manufacturing the Instrument for Aastrom and for no other purpose.

          9.2  Inventions.  As to any improvement to the Instrument, any
               ----------
component thereof or any disposable used in connection therewith, which is made by SeaMED's employees or agents in the course of SeaMED's work for Aastrom, or as a result thereof, which improvement constitutes a patentable invention, SeaMED hereby agrees to promptly disclose the same to Aastrom, and SeaMED hereby agrees to assign to Aastrom, and SeaMED hereby agrees to cause the inventor/employee to assign to Aastrom, all ownership rights in the invention; and SeaMED shall cause said inventor/employee to sign appropriate patent applications prepared at the expense of Aastrom.

          9.3  Nondisclosure.  SeaMED acknowledges and agrees that Aastrom is
               -------------
entitled to prevent Aastrom's competitors from obtaining and utilizing Aastrom's trade secrets. SeaMED agrees during the term hereof and thereafter to hold Aastrom's trade secrets and other confidential or proprietary information in strictest confidence and not to use them for purposes other than performance hereunder, and not to disclose them or allow them to be disclosed, directly or indirectly, to any other person or entity, other than to persons engaged by SeaMED for

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

the purpose of performance hereunder, without Aastrom's prior written consent. SeaMED acknowledges the confidential nature of its relationship with Aastrom and of any information relating to the Instrument, Aastrom, or its distributors, agents, clients or customers which SeaMED may obtain during the term hereof. SeaMED also agrees to place any persons to whom said information is disclosed for purposes of performance hereunder under a legal obligation to treat such information as strictly confidential.

           9.4  Confidentiality.  The provisions and arrangements made under
                ---------------
this Agreement are confidential between parties. Each party shall protect confidential information in the same manner it protects its own confidential materials. Neither party shall make any reference to this Agreement or any provision hereof in any publicly disseminated literature, printed matter, or other publicity issued by or for it, except (i) as required by law, (ii) in connection with a public or private offer or sale of securities, a business collaboration or transaction, or a governmental or industry regulatory communication, or (iii) in a fashion and at a time mutually agreed upon by both parties after the execution of this Agreement. After Aastrom has sold an Instrument in the ordinary course of business, SeaMED may add Aastrom to SeaMED's list of customers and may show external product photographs for marketing purposes but may not disclose the other business terms of this Agreement to other third parties.

     10.        Term.  The term of this Agreement shall commence on the
                ----
Effective Date and shall continue in full force and effect until "*" after the date of shipment by SeaMED of an initial Instrument unit pursuant to this Agreement. The term of this Agreement shall be renewed automatically after the initial term for an indefinite continuous term unless (i) SeaMED gives Aastrom written notice of its intent not to renew at least "*" prior to expiration of the initial term; or (ii) Aastrom gives SeaMED written notice of its intent not to renew at least "*" prior to expiration of the initial term. The renewed term of this Agreement may be terminated at any time by SeaMED giving Aastrom a "*" written notice of termination, or by Aastrom giving SeaMED a "*" written notice of termination.

     11.        Default and Termination.
                -----------------------

          11.1  Breach.  The occurrence of any one or more of the following
                ------
events shall constitute an event of default hereunder, and upon the expiration of any applicable time period for a cure, shall constitute a breach of this Agreement, giving rise to the rights identified in Section 11.2 hereof:

                (a) If Aastrom shall default hereunder in the payment of funds when due and such default continues for a period of thirty (30) days after written notice thereof;

                (b) If either party fails to faithfully perform or observe any agreement or condition to be performed by such party and if such default continues for a period of thirty (30) days after written notice thereof, specifying the nature of such default;

                (c) If any proceeding is commenced by or for either party under any of the bankruptcy laws, or if either party is adjudged insolvent by any court, makes an assignment for the benefit of creditors, or enters into a general extension agreement with creditors that either

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


Party reasonably determines has materially impaired the other Party's ability to perform under this Agreement;

                (d) If SeaMED shall breach its obligation to timely repair any defective Instrument unit pursuant to Section 1.7 or Section 5.2; or

                (e) If SeaMED shall breach its obligations of "*" confidentiality set forth in Sections "*" hereof.

                (f) SeaMED breach shall not include events that are design changes, software or other factors under the primary control of Aastrom or as set forth in Section 12.2.

          11.2  Remedy  In addition to all rights and remedies provided under
                ------
law, the non-defaulting party shall have the right, in the event of default, to terminate this Agreement and any obligations imposed on such non-defaulting party hereunder subject to Section 11.3 below.

          11.3  Obligations Upon Termination. Upon any termination of this
                ----------------------------
Agreement, (i) both parties shall fully perform all of their obligations accruing up through the date of termination and "*"complete any work in process if so requested by Aastrom upon termination of this Agreement.

     12.        Miscellaneous
                -------------

          12.1  Independent Contractors The relationship between Aastrom and
                -----------------------
SeaMED hereunder shall be that of independent contractors, and nothing in this Agreement shall be deemed to constitute a joint venture, partnership, agency or employer/employee arrangement between the parties. Neither party shall have any authority or power to bind the other party or to contract in the name of, or make any representations or warranties, express or implied, on behalf of the other party, or otherwise create any liability against the other party in any way for any purpose.

          12.2  Causes Beyond Control The parties hereto shall not be
                ---------------------
responsible for any loss or breach due to delay in delivery or performance hereunder caused by governmental regulations, controls or directions, outbreak of a state of emergency, hostilities, civil commotion, riots, epidemics, acts of God, other natural casualties, fires, strikes, walkouts or other similar cause or causes beyond the control of the parties. In the event that any party shall be delayed in, or prevented from, performing its obligations under this Agreement as a result of any of the foregoing, such party shall promptly notify the other party of such delay or cessation in performance. "*"

          12.3  Successors and Assigns The rights and remedies of Aastrom under
                ----------------------
this Agreement shall inure to the benefit of the successors, assigns and transferees of Aastrom. "*"

          12.4  Applicable Law. The construction of this Agreement, and the
                --------------
rights and liabilities of the parties hereto, shall be governed by the laws of the State of Michigan.

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"

          12.5  Severability  Each term, condition or provision of this
                ------------
Agreement shall be viewed as separate and distinct, and in the event that any such term, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

          12.6  Entire Agreement; Modification and Waiver  This Agreement
                -----------------------------------------
contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereof, including but not limited to any terms contained in the Development Agreement pertaining to the commercial manufacture by SeaMED of Instrument units for Aastrom. This Agreement may not be amended or modified except by an instrument in writing, signed by duly authorized representatives of both parties. The waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party shall not be deemed to constitute a waiver of any other right hereunder or of any claim in respect of any other failure to perform or breach.

          12.7  Counterparts  This Agreement may be executed in counterparts all
                ------------
of which together shall constitute one and the same instrument.

          12.8  Dispute Resolution.  Any controversy or claim arising out of or
                ------------------
relating to this Agreement, or the breach or interpretation hereof, shall be resolved through good faith negotiation between the principals of the parties hereto. Any controversy or claim not resolved by mutual agreement shall be submitted to binding arbitration in Ann Arbor, Michigan, in accordance with the rules of the American Arbitration Association ("AAA") as then in effect; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The party most prevailing in said arbitration, as determined by the arbitrator based upon the parties' respective claims and positions, shall be entitled to recover from the non-prevailing party all attorneys' fees and other costs incurred in connection with the arbitration proceeding.

          12.9  Notices.  All notices and other communications permitted or
                -------
required under this Agreement shall be in writing and shall be deemed to have been given when received at the addresses set forth on the signature page hereof, or at such other address as may be specified by one party in writing to the other. Said written notice may be given by mail, telecopy, rush delivery service, personal delivery or any other means.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 AASTROM:

                                    AASTROM BIOSCIENCES, INC.

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"



                                 a Michigan corporation

                                 By:
                                     ---------------------------------------
                                        Name:   R. Douglas Armstrong, Ph.D.
                                        Title:  President and CEO
                                 P.O. Box 376
                                 Ann Arbor, MI 48106
                                 Attn:  R. Douglas Armstrong, Ph.D.
                                 Fax:  (313) 665-0485


                             SEAMED:

                                 SEAMED CORPORATION
                                 a Washington corporation


                                 By:
                                     ---------------------------------------
                                        Name:   W. Robert Berg
                                        Title:  President and CEO
                                 14500 N.E. 87th Street
                                 Redmond, WA 98052
                                 Attn:  W. Robert Berg
                                 Fax:  (425) 867-0622

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


                                   EXHIBIT A

              General Description of the System and the Instrument

1.1 The Aastrom Cell Production System represents technology for the ex vivo growth and expansion of human stem and hematopoietic progenitor cells as well as other human cells and tissues. In stem cell therapy, the system is intended to provide cells in sufficient volume and with the necessary characteristics to complete a stem cell transplantation or a nadir prevention/rescue resulting from therapies such as high dose chemotherapy or radiation. These cells are grown from a small starting population of cells normally obtained from the bone marrow, umbilical cord blood or peripheral blood. The use of Cell Production System provides for production of cells that can be safely infused in a patient to augment recovery of a compromised hematopoietic system.

1.2 The Aastrom Cell Production System consists of (1) a disposable Cell Cassette cartridge where the growth and expansion of cells takes place, (2) an Incubator unit and companion System Manager module that monitors the expansion process, (3) Processor unit that facilitates the initial filling and inoculation of cells into the Cell Cassette as well as the final harvest of cells at the completion of the expansion process from the Cell Cassette, (4) growth medium as required by the cell culture (to which specified growth factors and glutamine are added), (5) harvest reagents which facilitate the removal of the expanded cells from the Cell Cassette,
     (6) a system Rack will be available to conveniently integrate multiple Incubator units.

     1.2.1 The disposal Cell Cassette contains the cell and medium contact components for the incubation period and provides a functionally closed environment in which the cell expansion can occur. The Cell Cassette is provided fully assembled in a sterile package.

               In addition to a Cell Culture Chamber, the medium contact components include a reservoir for medium supply, a pump mechanism for delivery of the medium to the growth chamber, valves to facilitate filling and harvesting, a reservoir for the collection of waste medium exiting the growth chamber, and a reservoir for the collection of harvested cells.

               The Cell Cassette also includes a gas chamber which is supplied with a controlled mixture of gases for pH stability and oxygenation of the growth chamber through a gas permeable, hydrophobic membrane that separates the two chambers.

               An Identification key containing a non-volatile memory device is attached to the Cell Cassette at the beginning of use and accessed by the System electronics during the cell expansion process to record pertinent data. The Identification Key is detached after cell harvest, and can be archived as part of the patient specific cell expansion record.

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


     1.2.2 The Incubator unit provides the biological and physical environment to support the cell growth process. The Cell Cassette is inserted into the Incubator unit after inoculation is complete and controls: the flow of medium to the Cell Culture Chamber; the temperature of the growth medium supply compartment; the temperature of the growth chamber compartment; and the concentration and flow rate of gases delivered to the gas chamber. The Incubator unit provides various safety/alarm parameters to ensure that the cell expansion process is proceeding as expected.

               The Incubator unit receives commands from keys on its front panel and communicates with the operator through a central System Manager. An integral Incubator display also provides information to the operator. Up to fifty Incubator units can be connected to the System Manager. Each Incubator has its own micro-processor controlled systems and operates independently of the System Manager. As such, it will continue to function in the event of failure of the System Manager.

     1.2.3 The Processor performs the initial setup of the Cell Cassette with growth medium (supplemented with growth factors) and the inoculation of cells. The same unit also performs the removal of the cells from the Cell Cassette at the completion of the cell expansion process. The System design provides for the appropriate level of sterility assurance during the inoculation and harvest procedures.

               1.2.3.1 During initial set up and fill, the operator loads the Cell Cassette onto the Processor, connects the medium supply (supplemented with growth factors) to the Cell Cassette and transfers the medium to an internal reservoir. The operator is prompted to manually and aseptically inject the cells into the Cell Cassette at the appropriate time. The process then continues under software control until the Cell Cassette is ready to be placed in the Incubator unit for cell expansion.

               1.2.3.2 At the completion of the expansion process, the operator loads the Cell Cassette back into the Processor, attaches the harvest reagents, and harvesting of the expanded cells proceeds under software control. At the completion of the harvest process, the expanded cell product is contained in a single container to facilitate washing and preparation for direct infusion or cryopreservation.

     1.2.4 The Growth Medium for the expansion of hematopoietic cells will be distributed as a separate item in packaging that will facilitate the addition of growth factors and glutamine followed by sterile connection to the Cell Cassette just prior to use.

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


          1.2.5 The Harvest Reagents needed for the process will be distributed as separate items in packaging that will facilitate an aseptic connection to the Cell Cassette for cell harvest.

          1.2.6 The system Rack conveniently integrates several Incubators and the System Manager. The Rack organizes connections to the facility and the inter connections between the various modules.

          1.2.7 The Application Key is preprogrammed to contain the instructions required for automatic control of the Processor and Incubator operation. It is inserted into the Cell Cassette at the clinical site prior to inoculation of the Cell Cassette and used by the Processor and Incubator to record normal and abnormal processing events, as well as the current state of cell production in the devices. It is the procedure stored on the Application Key that determines the controlled culture conditions needed to allow different types of cells to survive, replicate and differentiate.

The Instrument consists of the components described in paragraphs 1.2.2 (Incubator and System Manager), 1.2.3 (Processor), 1.2.6 (Rack) and 1.2.7 (Application Key).

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


                                   EXHIBIT B

                       Specifications for the Instruments

Instrument Specifications are defined in the following SeaMED documents


Document No.                          Description
------------                          -----------
"*"                  Specification HDW Requirements Incubator Argonaut
"*"                  Specification HDW Requirements Processor Argonaut
"*"                  Specification HDW Requirements Rack Argonaut
"*"                  Specification HDW Requirements System Manager Argonaut
To be Determined     Specification HDW Requirements Application Key Argonaut

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"


                                   EXHIBIT C

                       Document Change Control Agreement


     1.   Purpose and Scope of This Agreement.
          -----------------------------------

          1.1 The objective of this agreement is to define the document change control process for documents involved in SeaMED's manufacture of Instruments for Aastrom.

          1.2  "*"

          1.3  "*"

          1.4  "*"

     2.   "*"

          2.1  "*"

          2.2  "*"

               2.2.1  "*"

               2.2.2  "*"

               2.2.3  "*"

               2.2.4  "*"

          2.3  "*"

     3.   "*"

          3.1  "*"

          3.2  "*"

          3.3  "*"

          3.4  "*"

          3.5  "*"

          3.6  "*"

          3.7  "*"

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"




     4.  "*"

          4.1  "*"

          4.2  "*"

     5.  Document Change Authorization.
         -----------------------------

Aastrom Biosciences, Inc. designated representatives with authority to approve/disapprove proposed changes. Aastrom Biosciences, Inc. is responsible for providing SeaMED with updated names of designated representatives.


                       Name (printed)                 Signature           Initial
                       --------------                 ---------           -------
Representative      James Maluta
                   --------------------------   -----------------------  ---------
Alternate           Bruce Husel
                   --------------------------   -----------------------  ---------
Alternate           Brian Hampson
                   --------------------------   -----------------------  ---------

Agreed to, for Aastrom Biosciences, Inc.


--------------------------     -----
Name                           Date



Agreed to, for SeaMED Corp.

--------------------------     -----
Document Control Supervisor    Date


--------------------------     -----
Project Director               Date

                                                                   Exhibit 10.41
                                              "Confidential Treatment Requested"



                                   EXHIBIT D

                                    Pricing

     I.  Purchase Price.  The following formula schedule is used to calculate
         --------------
the Purchase Price for the Instrument.

     "*"

                                      D-1